[GRAPHIC OMITTED]

       THE INTERPUBLIC GROUP OF COMPANIES, INC.

       WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
       1271 Avenue of the Americas, New York, N.Y. 10020



                                                                    Exhibit 99.1

                                                   FOR IMMEDIATE RELEASE


INTERPUBLIC GROUP REPORTS

RESULTS FOR YEAR-END AND FOURTH QUARTER 1999


[All discussions exclude the impact of restructuring and other merger related charges taken in the fourth quarter of 1999. The restructuring and its financial impact are discussed in a separate section of this release.]


New York, February 23, 2000 (NYSE:IPG) -- Philip H. Geier, Jr., Chairman of the Board and Chief Executive Officer, reported that The Interpublic Group of Companies, Inc. had net income of $373.4 million for the year ended December 31, 1999, compared to $309.9 million for the prior year, an increase of approximately 21% over the prior year.


On a diluted basis, earnings per share for the year ended 1999 was $1.29 versus $1.10 in 1998, an increase of more than 17% over the prior year.


Gross income for the full year of 1999 was approximately $4.6 billion, an increase of $593 million or nearly 15% over the 1998 gross income. Gross income from domestic operations increased approximately 19%, and gross income from international operations increased over 11%. Gross income from international operations would have increased 16% except for the strengthening of the U.S. dollar against major currencies. Exclusive of acquisitions, worldwide gross income on a constant dollar basis increased over 9% for the year.


Net income for the fourth quarter of 1999 was $130.1 million compared to net income for the fourth quarter of 1998 of $106.7 million, an increase of 22% over the prior year quarter.


On a diluted basis, earnings per share was $.44 in the fourth quarter of 1999 versus $.38 in the fourth quarter of 1998, an increase of nearly 16% over the prior year quarter.


Gross income for the fourth quarter of 1999 was $1.5 billion, a 22% increase over the gross income for the fourth quarter of 1998. Gross income from domestic operations increased approximately 26%, and gross income from international operations increased 19%. Gross income from international operations would have increased 26% except for the strengthening of the U.S. dollar against major currencies. Exclusive of acquisitions, worldwide gross income on a constant dollar basis increased nearly 12% for the fourth quarter.


Revenue from other marketing communications services comprised approximately 40% of total worldwide revenue in 1999, compared to 33% in 1998. For the fourth quarter of 1999, these revenues comprised 42% of the worldwide total, compared to 33% in 1998.



                 Restructuring and other Merger Related Charges


In the fourth quarter of 1999, the Company announced the merger of Lowe & Partners Worldwide and Ammirati Puris Lintas to form an agency network called Lowe Lintas & Partners Worldwide. The Company began execution of a comprehensive restructuring plan which includes headcount reductions, consolidation of real estate and sale or disposition of certain investments. The Company recognized $84.2 million of pre-tax restructuring charges in 1999 ($51.4 million after tax), and expects to recognize additional pre-tax charges in 2000 of approximately $90 - $105 million.


*   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *


Interpublic's agency systems gained net new business during 1999 of approximately $1.8 billion, an increase of $379 million or 26% over the net new business gains of 1998. During the fourth quarter of 1999, Interpublic's agency systems gained net new business of approximately $295 million compared with the fourth quarter of 1998 net new business gains of $253 million, an increase of 17%.


Continuing cost containment efforts kept costs at appropriate levels. Mr. Geier noted that the Company's financial condition continues to be excellent, with a strong balance sheet and a solid cash position.


The Interpublic Group of Companies, Inc., one of the largest advertising and marketing communications organizations in the world, is comprised of McCann-Erickson WorldGroup, The Lowe Group, DraftWorldwide, Initiative Media Worldwide, International Public Relations, Octagon, Zentropy Partners, Allied Communications Group, and other related companies.


The shares of The Interpublic Group of Companies, Inc. are listed on the New York Stock Exchange (IPG); more information about Interpublic is available on the Company's Web site at

www.interpublic.com.
--------------------

#  #  #  #

Contact:      Sean Orr                  Thomas J. Volpe
              212/399-8093              212/399-8056

          THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
             TWELVE MONTHS AND FOURTH QUARTER REPORT 1999 AND 1998
                  (Dollars in Thousands Except Per Share Data)



                                                   Twelve Months Ended December
                                                ----------------------------------                     Pre-Restr.       Post-Restr.
                                                   1999  Pre-        1999 Post-                        %Favorable       %Favorable
                                                 Restructuring     Restructuring         1998         (Unfavorable)    (Unfavorable)
                                                 -------------     -------------         ----         -------------    -------------
Gross Income:
 United States                                     $2,352,870        $2,352,870       $1,983,665          18.6              18.6
 International                                     $2,208,648        $2,208,648       $1,985,063          11.3              11.3
                                                   ----------        ----------       ----------
                                                   $4,561,518        $4,561,518       $3,968,728          14.9              14.9
Costs and Expenses                                 $3,825,856        $3,825,856       $3,347,158         (14.3)            (14.3)
Interest Expense                                   $   66,422        $   66,422       $   58,699         (13.2)            (13.2)
Restructuring and other Merger
  Related Costs                                    $        -        $   84,183       $        -           N/A               N/A
                                                   ----------        ----------       ----------
Income Before Provision for Income Taxes           $  669,240        $  585,057       $  562,871          18.9               3.9
Provision for Income Taxes                         $  269,085        $  236,339       $  232,005         (16.0)             (1.9)
Net Equity Interests (a)                              (26,797)          (26,797)      $  (20,961)        (27.8)            (27.8)
                                                   ----------        ----------       ----------
Net Income                                         $  373,358        $  321,921       $  309,905          20.5               3.9
Per Share Data:
       Basic E.P.S. (b)                            $     1.34        $    1.15        $     1.14          17.5               0.9
       Diluted E.P.S. (b) (c)                      $     1.29        $    1.11        $     1.10          17.3               0.9
       Dividend per share - Interpublic            $     0.330       $     .330       $      .290         13.8              13.8
Weighted Average Shares:
       Basic                                       278,923,346       278,923,346      270,970,652
       Diluted                                     296,240,944       289,547,942      281,050,544

                                                          Fourth Quarter
                                                ----------------------------------                     Pre-Restr.       Post-Restr.
                                                   1999  Pre-        1999 Post-                        %Favorable       %Favorable
                                                 Restructuring     Restructuring         1998         (Unfavorable)    (Unfavorable)
                                                 -------------     -------------         ----         -------------    -------------
Gross Income:
United States                                      $  706,589       $  706,589        $  562,599          25.6             25.6
International                                      $  751,413       $  751,413        $  632,174          18.9             18.9
                                                   ----------       ----------        ----------
                                                   $1,458,002       $1,458,002        $1,194,773          22.0             22.0
Costs and Expenses                                 $1,207,734       $1,207,734        $  981,730         (23.0)           (23.0)
Interest Expense                                   $   18,501       $   18,501        $   15,305         (20.9)           (20.9)
Restructuring and other Merger
  Related Costs                                    $        -       $   84,183        $        -           N/A              N/A
                                                   ----------       ----------        ----------
Income Before Provision for Income Taxes           $  231,767       $  147,584        $  197,738          17.2            (25.4)
Provision for Income Taxes                         $   88,893       $   56,147        $   81,238          (9.4)            30.9
Net Equity Interests (a)                           $  (12,754)      $  (12,754)       $   (9,833)        (29.7)           (29.7)
                                                   ----------       ----------        ----------
Net Income                                         $  130,120       $   78,683        $  106,667          22.0            (26.2)

Per Share Data:
    Basic E.P.S. (b)                               $      .47       $      .28        $      .39          20.5            (28.2)
    Diluted E.P.S.(b)(d)                           $      .44       $      .27        $      .38          15.8            (28.9)
    Dividend per share - Interpublic               $      .085      $      .085       $      .075         13.3             13.3

Weighted Average Shares:
    Basic                                          279,498,520       279,498,520      271,156,006
    Diluted                                        303,488,580       290,436,204      287,690,390

(a) Net equity interests is the net of equity in income of unconsolidated affiliates less income attributable to minority interests of consolidated subsidiaries.

(b) All per share data for 1998 adjusted to reflect 2 for 1 stock split effective July 15, 1999.

(c) 1999 post-restructuring and 1998 include the addback of restricted stock dividends. 1999 pre-restructuring includes the addback of restricted stock dividends and the interest on convertible subordinated debentures.

(d) 1999 post-restructuring includes the addback of restricted stock dividends. 1999 pre-restructuring and 1998 include the addback of restricted stock dividends and the interest on convertible subordinated debentures.